Exhibit 5.1

Tel-Aviv, May 24, 2022

Innoviz Technologies Ltd.
2 Amal Street
Afek Industrial Park
Rosh HaAin 4809202
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers:

(a)
16,231,141 ordinary shares of the Company, no par value (the “Ordinary Shares”, and such 16,231,141 Ordinary Shares, the “Primary Warrant Shares”), issuable upon the exercise of warrants of the Company (the “BCA Warrants”) that were issued at the closing of the Business Combination Agreement dated as of December 10, 2020, by and among Collective Growth Corporation, the Company, Hatzata Merger Sub, Inc., Perception Capital Partners LLC and Antara Capital LP (the “BCA”);

(b)
the resale of 12,614,863 Ordinary Shares to be sold by the selling shareholders listed therein (the “Selling Securityholders”, and such 12,614,863 Ordinary Shares, the “Selling Securityholders Shares”); and

(c)
the resale of 3,085,247 warrants by the Selling Securityholders (such warrants, together with the BCA Warrants, the “Warrants”) and the resale of the Ordinary Shares issuable upon the exercise of such warrants (such 3,085,247 Ordinary Shares, together with the Primary Warrant Shares, the “Warrant Shares”).

As Israeli counsel to the Company in connection with the registering of the securities of the Company pursuant to the Registration Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.

Upon the basis of such examination, we are of the opinion that:

1.	The Selling Securityholder Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

2.
The Warrant Shares have been duly authorized, and when any Warrant is exercised pursuant to the terms thereof by a holder thereof, the Warrant Shares issuable at that time by the Company to such Warrant holder will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities and Agent for Service of Process in the United States” in the Prospectus which is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates